Exhibit 99.3
Bluegreen Corporation Settles Litigation with Central Florida Investments and Amends Rights Plan
BOCA RATON, Fla., Oct 17, 2006 (BUSINESS WIRE) — Bluegreen Corporation (NYSE:BXG) announced today that it has settled pending litigation with David A. Siegel, David A. Siegel Revocable Trust and Central Florida Investments over the acquisition by these shareholders of approximately 32% of the outstanding stock of Bluegreen. Central Florida Investments is the parent company of Westgate Resorts, a timeshare company that is a competitor of Bluegreen.
Under the terms of the settlement, the Siegel shareholders must reduce their holdings by at least 5.4 million shares within one year, and fully divest their holdings within two years. Pending their sale, all Bluegreen shares owned by the Siegel shareholders will be voted in accordance with the recommendations of Bluegreen’s Board of Directors. The Siegel shareholders have also agreed not to pursue any takeover or other extraordinary transaction with the Company or to seek to control or influence Bluegreen’s management.
The Company also amended its rights plan today, as agreed in the settlement. As amended, the rights plan will give the Siegel shareholders additional time to sell their shares, consistent with the schedule set by the settlement. If the Siegel shareholders comply with the schedule and all other terms of the settlement, the fact that they hold more than 15% of Bluegreen’s common stock will not trigger the rights and the resulting dilution of the Siegel shareholders’ holdings.
ABOUT BLUEGREEN CORPORATION
Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play(R) through two principal operating divisions. With over 150,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts, an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 51,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs over 5,000 associates. In 2005, Bluegreen ranked No. 57 on Forbes’ list of The 200 Best Small Companies and No. 48 on FORTUNE’s list of America’s 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.
Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Use of words such as “plan”, “plans”, “expects”, “will,” and other forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, and the risk factors and other issues detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2006, and the Quarterly Report on Form 10-Q filed on August 9, 2006.